Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement on Form S-1 of Actuate Therapeutics, Inc. (the “Company”) of our report dated February 29, 2024 (except for the retroactive effect of the 1-for-1.8 reverse stock split as described in the “Reverse Stock Split” section of Note 13, as to which the date is June 7, 2024) (which report contains an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the consolidated financial statements of Actuate Therapeutics, Inc. and subsidiary.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KMJ Corbin & Company LLP

Glendora, California
July 16, 2024